EXHIBIT 99.1

PRESS RELEASE

Quantum Reports Fiscal 2003 Fourth Quarter and Year End 2003 Results

Irvine, CA – July 1, 2003 – Quantum Fuel System Technologies Worldwide, Inc., (Nasdaq: QTWW) today reported results for its fiscal 2003 fourth quarter and year ended April 30, 2003.

For the fourth quarter of fiscal year 2003, Quantum reported record revenues of $7.4 million, driven by increasing product sales within its Fuel Cell Systems operating segment. Total Fuel Cell Systems revenues during the quarter were a record $3.6 million, representing a 72.6% increase over the prior year’s fourth quarter. The Fuel Cell Systems operating segment was profitable during the quarter with $58,000 in operating income. Revenues within the Alternative Fuels division were $3.9 million during the quarter, representing a decrease of 23.7% compared to the fourth quarter of fiscal year 2002. Despite the revenue decline, the Alternative Fuels division improved its gross profits by $1.8 million and reported an operating loss of $1.4 million compared to $4.1 million on revenues of $5.1 million during the fourth quarter of fiscal year 2002. During the quarter, Quantum reported a net loss of $3.9 million or $0.17 per share. This compared to a net loss of $8.2 million or $0.59 per share on revenues of $7.1 million for the same period of fiscal year 2002.

For the fiscal year ended April 30, 2003, Quantum reported revenues of $23.6, or a 1.0% increase compared to fiscal year 2002 revenues of $23.4 million. During this period, the Fuel Cell System segment reported revenues of $9.9 million, or a 124.8% increase from fiscal year 2002 revenues of $4.4 million. Quantum initiated fuel cell system product sales during fiscal year 2003 and recognized $4.7 million in product sales within this operating segment. The operating loss for the Fuel Cell System segment decreased from $12.9 million in fiscal 2002 to $1.5 million in fiscal year 2003. The Alternative Fuels segment reported revenues of $13.8 million, or a 27.6% decrease compared to fiscal year 2002 revenues of $19.0 million. The operating loss for the Alternative Fuels segment decreased from $17.9 million in fiscal year 2002 to $7.4 million in fiscal year 2003. Quantum reported a net loss of $18.2 million in fiscal year 2003, or $1.00 per share. This compared to a net loss of $43.4 million or $3.07 per share.

Alan P. Niedzwiecki, President and CEO, stated, “We continue to focus on expanding our customer base and improving our financial position. In the past year, we have added almost 30 new customers through a variety of initiatives. We continue to recognize positive trends in our revenue growth, product margins, operating performance, and cash used by our operations. Of note, our Fuel Cell Systems segment was profitable for the first time and we significantly improved our gross profits in our Alternative Fuels segment.”

Niedzwiecki added, “On a sequential basis, Quantum’s revenues have increased each quarter during fiscal 2003. This is primarily due to the increase in shipments of hydrogen storage tanks, pressure regulators, and associated hardware to Asia-Pacific based automakers for their fuel cell vehicle programs. We continue to manage our cost structure, which has resulted in a tremendous improvement in our overall operating performance and cash used by our operations. We expect these positive trends to continue through the next fiscal year as we continue to focus on our goal of profitability.”

The Year in Review

Over the past fiscal year, Quantum has achieved numerous successes in support of its strategic objectives. These strategic objectives and successes are as follows:

Strategic Objective #1: Increase Quantum’s Participation in On-Board Hydrogen Fuel Storage and Control Systems for Fuel Cell Vehicle Applications and Reach Profitability for this Operating Segment.

•	Quantum initiated fuel cell system product sales during fiscal 2003 and shipped $4.7 million in fuel cell system product sales.

•	Quantum’s fuel cell systems segment was profitable during the fourth quarter of fiscal 2003.

•	Quantum developed and delivered hydrogen storage and metering systems to General Motors for their fuel cell vehicle development programs and to Toyota for their ongoing fuel cell hybrid vehicle lease program.

•	Quantum added Suzuki Motor Corporation as new OEM customer. Hydrogen storage and metering systems were developed for Suzuki’s fast-tracked fuel cell vehicle program.

•	Quantum supplied the hydrogen storage and metering system to ISE Research for the first hybrid fuel cell bus launched into commercial service in California by Sunline Transit Agency.

Strategic Objective #2: Increase Quantum’s Participation in the Alternative Fuel OEM Vehicle Markets and Reach Profitability for this Operating Segment.

•	Quantum was awarded follow-on contracts by General Motors to continue to develop and produce alternative fuel systems for its Full-Size Pick-up Truck and Cavalier.

•	Quantum supplied its gaseous fuel injector for Ford’s environmentally friendly hybrid Model U, unveiled at the 2003 North American International Auto Show.

•	Quantum focused on profitable product lines and improved gross profits by $5.9 million in fiscal 2003 compared to fiscal 2002.

Strategic Objective #3: Provide Hydrogen-Refueling Units for Initial Infrastructure for Development Fleets, Fleet Operators, and Consumer Commercialization.

•	Quantum shipped several portable hydrogen refueling systems to OEM customers to support pre-production prototype hydrogen fuel cell vehicles and other applications.

Strategic Objective #4: Focus Research and Development on Fuel Cell Enabling Technologies and Secure Outside Funding to Support These Programs.

•	Quantum’s hydrogen storage and delivery system was the first 10,000-psi (700 bar) system to be successfully validated, certified, and tested on a vehicle. This system helps General Motors and other OEM customers move closer to developing fuel cell vehicles with a range equal to or potentially better than conventional gasoline vehicles. Extending range is one of the keys to fuel cell commercialization.

•	Quantum achieved a world record for lightweight hydrogen storage tanks demonstrating 13% hydrogen storage weight efficiency.

•	Quantum recognized $5.2 million in contract revenues during fiscal 2003 in customer and government funded programs, an increase of 17.6% over fiscal 2002.

Strategic Objective #5: Expand Quantum’s Participation in the Development of Hydrogen Storage and Handling Codes and Standards.

•	Alan P. Niedzwiecki, President and CEO of Quantum was appointed as Chairman of the Hydrogen Storage Section of the U.S. Department of Energy’s National Hydrogen Energy Roadmap, which identified critical factors in achieving the hydrogen economy, including codes and standards for hydrogen storage.

•	Quantum joined the technical committees that govern ISO (International Standards Organization) standards relating to hydrogen storage and the existing natural gas cylinder standards (NGV-2) governed by ANSI/CSA (American National Standard Institute). Since joining these committees, the ISO standard has been harmonized with those of Europe and the second draft of NGV2 has been developed incorporating hydrogen.

Other Accomplishments During Fiscal 2003

Other accomplishments Quantum achieved during fiscal 2003 include:

•	Quantum signed an agreement with Sumitomo Corporation, one of the world’s leading trading and investment firms, whereby Sumitomo will market Quantum’s products for use in the global alternative fuel and fuel cell markets and will have exclusive sales and distribution rights to market Quantum’s products to Japanese customers. In addition, the agreement also forms the basis, subject to definitive terms, for Sumitomo to make a future strategic investment in Quantum, including a joint business venture.

•	Quantum added the U.S. Army to its customer base. Quantum will develop conceptual transportation and energy systems for the U.S. Army’s National Automotive Center (“NAC”), an early adopter of fuel cell technology located in Warren, MI. The systems will address a variety of fuel cell applications including vehicles, power generation units, and the hydrogen-refueling infrastructure.

•	Quantum launched its Contract Services Operations to expand and diversify its customer base in the areas of state-of-the-art emissions testing, environmental testing, design services, and tube bending. To date, Quantum has added 24 new customer programs that will potentially add over $1.8 million in revenue since launching this new business initiative.

•	Quantum completed its first registered public offering. This offering and the related over-allotment to the underwriters raised $8.0 million in net proceeds.

Pending Combination with Global Thermoelectric

On April 9, 2003, Quantum announced its intent to acquire all of the outstanding shares of Global Thermoelectric Inc. (TSX: GLE) in a share-for-share exchange. Quantum believes that the Combination will result in a diversified company with complementary revenue streams, technologies, customers, and alliances that, on a combined basis, is well-positioned to address opportunities in the transportation, stationary power generation, and hydrogen refueling markets. Quantum believes that the Combination is a complementary strategic combination that will result in:

•	an expanded range of products with access to broader yet related markets in transportation, stationary power generation, and infrastructure. Quantum believes that the combined company will have complementary distribution channels, strategic alliances and customer bases with the opportunity to leverage current technologies and product portfolios into Quantum’s and Global’s current markets and to provide for the advancement and distribution of next-generation technologies in these markets;

•	greater financial strength with a stronger balance sheet, better liquidity and complementary existing revenue streams across established markets that Quantum believes will provide for sustainable growth, stability and a solid financial foundation;

•	an enhanced ability for Global’s solid oxide fuel cell program to benefit from Quantum’s U.S. presence and its strategic relationships with, and access to, funding from government, military and civilian entities;

•	consolidated operations including integrated research and development efforts, combined product development and commercialization, integrated manufacturing operations and consolidated general and administrative expenses;

•	significant cost savings through the utilization of Global’s Alberta-based manufacturing facilities; and

•	an expanded technology and product profile as an energy systems solution provider that Quantum believes will lead to broader customer awareness, industry leadership, branding and distribution opportunities.

This combination is subject to approval by the shareholders of Quantum and Global, as well as regulatory approvals and other customary closing conditions, and accordingly is expected to close in the third quarter of calendar year 2003, again subject to the timing of regulatory approvals.

Under the terms of the definitive combination agreement, Global common shareholders will receive between 0.835 and 1.020 shares of Quantum stock for each share of Global common stock outstanding. The transaction exchange ratio will be determined by dividing the 20-day volume weighted average Quantum stock price ending 3 days prior to the Global shareholder meeting into U.S.$2.6284. Global common shareholders will own between 52% and 57% of Quantum common shares outstanding immediately following completion of the transaction. Quantum will maintain its listing on the Nasdaq National Market and will maintain Global as a Canadian subsidiary. Global’s outstanding preferred shares will remain in this subsidiary.

The K2 Principal Fund L.P., a Toronto-based institutional fund, which holds approximately 7% of the outstanding common shares of Global, entered into a voting agreement with Quantum in which K2 agreed to vote its common shares of Global in favor of the proposed combination.

General Motors Corporation, which holds 19.9% of Quantum, also supports the proposed combination and entered into a similar agreement with Global in which GM agreed to vote its common shares of Quantum in favor of the proposed combination.

Quantum filed an investors’ presentation and a preliminary joint proxy statement / management information circular with detailed information about the proposed transaction with the U.S. Securities and Exchange Commission (SEC) on April 23, 2003, and May 7, 2003, respectively. These filings may be found on the SEC’s website at www.sec.gov.

Quantum Fuel Systems Technologies Worldwide, Inc.

Condensed Statements of Operations

Three Months and Twelve Months ended April 30, 2003

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2002	2003	2002	2003
Net revenue:
Product sales	$4,127,706	$5,563,335	$15,517,198	$15,832,919
Contract revenue	2,989,402	1,854,245	7,886,097	7,806,486

Total revenue	7,117,108	7,417,580	23,403,295	23,639,405
Costs and expenses:
Cost of product sales	7,068,729	5,718,132	25,581,284	18,471,425
Research and development	6,375,049	3,253,853	32,656,683	14,255,223
Selling, general and administrative	1,713,415	2,361,585	8,063,421	9,248,791

Total costs and expenses	15,157,193	11,333,570	66,301,388	41,975,449

Operating loss	(8,040,085)	(3,915,990)	(42,898,093)	(18,336,044)
Interest expense	187,141	7,027	488,442	114,178
Other income		69,166	9,555	253,561
Provision for income taxes	800	—	800	800

Net loss applicable to common stock	$(8,228,026)	$(3,853,851)	$(43,377,780)	$(18,197,461)

Basic and diluted loss per share	$(0.58)	$(0.17)	$(3.07)	$(1.00)

Number of shares used in the basic and diluted per share calculation	14,142,036	22,680,444	14,142,036	18,153,059

Financial Results Call Scheduled:

July 1, 2003

1:30 p.m. Pacific time (4:30 p.m. Eastern time)

Conference Call Number: (785) 832-2041

Participants should call this number 5 to 10 minutes prior to the starting time. An operator will check your name and organization and ask you to wait until the call begins. For those of you unable to join us at this time, a playback of this call will be available until July 2, 2003 at 8:59 p.m. Pacific time. The number for this service is (888) 274-8336 or (402) 220-2328. For assistance, please call Elaine Lovre at (206) 315-8252.

About Quantum:

Quantum’s gaseous fuel products business focuses on three main areas: Transportation, Stationary Power, and Refueling Infrastructure. The company manufactures both components and end products. In the Transportation sector, Quantum designs and supplies state-of-the-art fuel system technologies to many of the world’s leading OEMs with Hydrogen systems for both Internal Combustion Engine (ICE) and Fuel Cell applications and Natural Gas and LPG fuel systems for internal combustion applications. In Stationary Power, Quantum currently supplies components and integrated systems to developers of fuel cell stationary power products and is working to expand its product portfolio in this area. In the area of refueling infrastructure, Quantum offers several hydrogen and natural gas refueling systems focused on early infrastructure development, targeting 1 to 20 vehicle applications.

Quantum’s ultra-light weight composite fuel storage, fuel injection and metering technologies, electronic control products and OEM level systems integration capabilities have enabled the company to develop a product portfolio with state-of-the-art technologies and products, a diverse customer base, and strong alliances with partners such as General Motors and Sumitomo Corporation.

Quantum is a Tier 1 OEM supplier and a member of the GM Fuel Cell Alliance of fuel cell commercialization companies. Quantum’s customer base includes General Motors, Toyota, Opel, Hyundai, Suzuki, Ford, Sunline, Yamaha, and AeroVironment.

Quantum’s web site: www.qtww.com.

Except for historical information, the statements, expectations, and assumptions contained in the foregoing press release are forward-looking statements. Such forward-looking statements include, but are not limited to, the company’s expectations regarding revenues and cash from operations in future periods and expected future operating results; the expected timetable for completing the combination with Global, expected benefits and synergies of the transaction, future opportunities for Quantum, and other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management. Such statements are subject to a number of risks and uncertainties, and actual results could differ materially from those discussed in any forward-looking statement. Factors that could cause actual results to differ materially from such forward-looking statements include, among other factors, prevailing market conditions; the company’s ability to design and market advanced fuel metering, fuel storage and electronic control products; the company’s ability to meet OEM specifications; the success of the company’s recently announced programs with strategic partners; growth of the company’s business in international markets; the level and success of the company’s development and commercial programs with OEMs, particularly shifts in demand for fuel cell products from OEM customers; the company’s ability to reduce operating costs; the company’s ability to achieve profitability on a consolidated basis; the ability of the company to consummate the combination with Global, including the ability of parties to obtain all requisite approvals; the satisfaction of certain conditions to closing of the combination, including the risk that shareholder and court approval might not be obtained in a timely manner or at all; the ability of the parties to successfully integrate Quantum’s and Global’s operations and employees; and the ability to realize anticipated synergies and cost savings. Reference should also be made to the risk factors set forth from time to time in the company’s SEC reports, including but not limited to those contained in the section entitled “Risk Factors” in the company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2002 and the company’s preliminary proxy statement filed with the SEC on May 7, 2003. The company does not undertake to update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.

For further information, please contact:

Dale Rasmussen

Investor Relations

+1-206-315-8242

drasmussen@qtww.com

Cathy Johnston

Director of Communications

and Corporate Support

+1-949-399-4548

cjohnston@qtww.com

©2003 Quantum Fuel Systems Technologies Worldwide, Inc.

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